Exhibit 10.4

VEREINBARUNG	AGREEMENT

zwischen	between

SCM Microsystems GmbH

- ,,Gesellschaft”/ ,,Company” -

vertreten durch	represented by

Herm/Mr. Robert Schneider

und	and

Herrn Ingo Zankel
- ,,Mitarbeiter”/ ,,Employee”-

§ 1 BEENDIGUNG	§ 1 TERMINATION

Die Paiteien sind sich einig, dass das Anstellungsverhältnis zwischen dem Mitarbeiter und der Gesellschaft sowie jed-wedes etwaige sonstige Anstellungsverhältnis zwischen dem Mitarbeiter und einem mit der Gesellschaft verbundenen Unternehmen auf Veranlassung der Gesellschaft zum 31. Dezember 2005 (“Be-endigungstermin”) geendet hat.
Parties agree that the employment between the Employee and the Company as well as any other employment relationship between the Employee and an affiliate of the Company has been terminated effective 31 December 2005 (“Termination Date”) upon request of the Company.

§ 2 ABWICKLUNG	§ 2 UNWINDING

(1) Die Parteien sind sich einig, dass	(1) Parties agree that the Employee

der Mitarbeiter sein monatliches Festgehalt, die monatliche “car allowance” sowie die Arbeitgeberbeiträge zu den relevanten Sozialversicherungen bis zum Beendigungstermin vollständig erhalten hat.
has been paid in full his monthly fixed salary, the monthly car allowance and the employer’s respective social security contribution until Termination Date.

(2) Die Parteien sind sich einig, dass der Mitarbeiter auch sämtliche ihm bis zurn Beendigungstermin und darüber hinaus zustehende sonstige Vergütung, bereits vollständig erhalten hat.
(2) Parties agree that the Employee has also fully received all other remuneration he was entitled to until Termination Date and thereafter.

(3) Damit sind alle Vergütungsan-sprüche aus dem Anstellungsverhältnis, einschließlich des Anspruchs auf variable Vergütung für die Vergangenheit und die gesamte Zeit bis zum Beendigungstermin, vollständig bezahlt. Die Parteien sind sich insbesondere einig, dass dem Mitarbeiter keine Ansprüche auf variable Vergütung (insbesondere auf den variablen Bonus gemäß dem gemäß dem SCM MBO Bonus Plan für das 4. Quartal 2005 und den jährlichen Bonus für das Jahr 2005, jährliche Sonderzahlung, Ürlaubsgeld, Überstundenvergütung, Boni, Provision) bis zum Beendigungstermin und darüber hinaus zustehen.
(3) All remuneration claims under the employment, including but not limited to variable remuneration for the past and the time through Termination Date are fully settled. Parties agree in particular that the Employee has no claims for variable remuneration (including but not limited to the variable bonus according to the SCM MBO Bonus Plan for Q4 2005 and the annual bonus for 2005, annual special payments, extra vacation payment,overtime payments,bonuses, commissions) until and beyond Termination Date.

(4) Die Parteien sind sich einig, dass dem Mitarbeiter sein gesamter Urlaub bis zum Beendigungstermin durch Freistellung in natura gewährt wurde und er ihn genommen hat.
(4) Parties agree that the Employee had been granted and taken all his vacation by release from further activities until Termination Date.

(5) Die Parteien sind sich einig, dass dem Mitarbeiter alle Reisekosten und sonstigen Auslagen bis zum Beendigungstermin vollständig abgerechnet und erstattet wurden. Etwaige Vorschüsse an den Mitarbeiter sind nicht zurückzuzahlen.
(5) Parties agree that all travel expenses and other expenses have been fully accounted for and reimbursed until Termination Date. Advances, if any, to the Employee do not have to be repaid.

§ 3 Abfindung
§ 3 Severance

(1) Der Mitarbeiter erhält zum Ausgleich für die vorgezogene Beendigung seiner Anstellung und für den Verlust des Arbeitsplatzes eine einmalige pauschale Abfindung in Höhe von Eu-
(1) As compensation for the premature ending and the loss of employment the Employee shall get a one-time lump sum severance in the amount of Euro 285,000.00 gross. The net sever-

ro 285.000,00 brutto. Der Nettobetrag der Abfindung ist fallig 14 Tage nach Erhalt einer schriftlichen Zahlungsaufforderung des Mitarbeiters, spätestens — auch ohne Erhalt einer Zahlungsauforderung — am 30. Juni 2006, in jedem Fall frühestens jedoch nach Rückgabe des gesamten Firmeneigentums gem. § 5. Die Zahlung erfolgt auf das folgende Konto des Mitarbeiters:
ance is payable after 14 days after receipt of a written notice to pay by the Employee, at the latest — even without receipt of a notice to pay — upon 30 June 2006, but in any case at the earliest after return all company property in the Employee’s possession according to sec. 5. The payment will be effected into the following account of the employee

DBS Bank Ltd.
6 Shenzen Way
DBS Building Tower 2
Singapore 06809
DBS Bank Ltd.
6 Shenzen Way
DBS Building Tower 2
Singapore 06809

Kontonr.: DBS 100-002361-4
SWIFT: DBSSSGSG
Kontonr.: DBS 100-002361-4
SWIFT: DBSSSGSG

(2) Sämtliche Steuer auf die Abfindung trägt der Mitarbeiter.
(2) All tax on the severance is borne by the Employee.

(3) Der Mitarbeiter beabsichtigt, eine steuerrechtliche Freistellungsbescheinigung des zuständigen Betriebsstättenfi-nanzamts der Gesellschaft zu erwirken (Finanzamt München für Körperschaften, Steuernummer 143/823/16197). Sofern eine solche ordnungsgemäße Freistellungsbescheinigung der Gesellschaft spätestens mit der Zahlungsaufforderung gemäß Absatz (1) vorgelegt wird, wird die Abfindung entsprechend dieser Freistellungsbescheinigung ausgezahlt, andernfalls nicht. Die Gesellschaft wird dem Mitarbeiter die für die Erwirkung der Freistellungsbescheiniguning erforderlichen Informationen auf Anfrage zur Verfügung stellen.
(3) The Employee plans to apply for a certificate of exemption under fiscal law at the tax authority competent for the establishment of the Company (Tax Authority Munich für Körperschaften, taxation number 143/823/16197). If such due certificate of exemption is submitted to the Company at the latest together with the notice to pay according to subsec. (1), the accounting for the severance will follow such certificate of exemption, otherwise not. The Company will provide the Employee upon request with the information necessary for the application for the certificate of exemption.

§ 4 AKTIENOPTIONEN / ERWERB VON AKTIEN
§ 4 STOCK OPTIONS / PURCHASE OF STOCKS

(1) Die Ausübung, das “vesting” und die Verwertung der dem Mitarbeiter gewährten Aktienoptionen, sowie etwaige hierfür maßgebliche Fristen, richten sich nach dem SCM Stock Option Plan in der Fassung von 1997 in Verbindung mit dem Stock Option Agreement
(1) The exercise, vesting and sale of stock options granted to Mr. Hartmann and any deadlines applicable thereto, if any, are subject to the stipulations of the SCM Stock Option Plan in the version of 1997 in conjunction with the Stock Option Agreement.

(2) Etwaige Ansprüche des Mitarbeiters aus dem SCM Employee Stock Purchase Plan richten sich nach dem SCM Employee Stock Purchase Plan in der Fassung vom 1997 in Verbindung mit dem Subscription Agreement vom 18. April 2005.
(2) Claims of the Employee, if any, under the SCM Employee Stock Purchase Plan are subject to the stipulations of the SCM Employee Stock Purchase Plan in the version of 1997 in conjunction with the Subscription Agreement dated 18 April 2005.

§ 5 RüCKGABE VON FIRMEN-EIGENTUM	§ 5 RETURN OF COMPANY PROPERTY

(1) Der Mitarbeiter ist verpflichtet, das gesamte in seinem Besitz befindliche Firmeneigentum (insbesondere das firmeneigene Mobiltelefon mit SIM-Karte und den firmeneigenen Laptop-Computer einschließlich Bekanntgabe etwaiger Passwörter sowie PIN- and PUC-Codes) sowie alle sonstigen Ceräte die ihm von der Gesellschaft oder mit ihr im Sinn des § 15 AktG verbundene Unternehmen (“Verbundene Unternehmen”) übertassen wurden, bzw. die im Eigentum von der Gesellschaft oder Verbundenen Unternehmen stehen oder von ihr als Arbeitsmittel überlassen wurden, spätestens 14 Tage nach Unterzeichnung dieser Vereinbarung vollständig und in ordnungsgemäßem Zustand an die Gesellschaft zurückzugeben.
(1) The Employee is obligated to return all company property in his possession (including, but not limited to the company owned mobile phone including the SIM-card and the company owned laptop computer including the disclosure of passwords and PIN- and FUC-codes) to the Company, as well as all other devices that have been left to him or that are property of the Company or affiliates of the Company in the meaning of § 15 German Stock Companies Act — AktG — (“Affiliates”) or have been entrusted to him as work equipment, completely and in due condition at the latest 14 days after signature under this Agreement.

(2) Der Mitarbeiter wird sämtliche Unterlagen (insbesondere Dokumentationen, Skizzen, Korrespondenz, Vermerke, Notizen), die der Gesellschaft gehören oder die die Gesellschaft von Dritten erhalten hat oder welche die Gesellschaft oder ein Verbundenes Unternehmen betreffen und/oder im Zusammenhang mit der Tätigkeit des Mitarbeiters entstanden sind, spätestens 14 Tage nach Unterzeichnung dieser Vereinbarung vollständig an die Gesellschaft Zurückgeben. Der Mitarbeiter verpflichtet sich, keine Kopien oder Abschriften der Unterlagen zu behalten. Diese Regelung
(2) The Employee shall return to the Company all documents (including but not limited to documentations, sketches, correspondence, memos, notes), which are the property of the Company or which the Company had received by a third party or which concern the Company or an Affiliate and/or which have come into existence in the context of the Employee’s activity, at the latest 14 days after signature under this Agreement. The Employee assumes the obligation not to keep any copies thereof. This paragraph respectively applies to electronically stored data.

gilt sinngemäß auch für elektronisch gespeicherte Daten

(3) Der Mitarbeifer verpflichtet sich, spätestens 14 Tage nach Unterzeichnung dieser Vereinbarung etwaige Software, für welche die Gesellschaft oder ein Verbundenes Unternehmen die Lizenz hält, und die auf einem in seinem Eigentum stehenden oder ihm zugänglichen, in Dritteigentum stehenden Gerät aufgespielt sind, zu löschen und sämtliche dort oder auf in seinem Besitz oder Eigentum befindlichen Disketten oder sonstigen Speichermedien elektronisch gespeicherte Daten, welche Angeiegenheiten der Gesellschaft Oder eines Verbundenen Unternehmens oder deren Kunden. Lieferanten oder Geschäftspartner betreffen, auf geeignete Datenträger der Gesellschaft zu übertragen und dann von der Festplatte zu löschen; er wird Keine Kopien davon anfertigen und/oder behalten. Der Mitarbeiter wird der Gesellschaft eventuelle nur ihm bekannte Passwörter für EDV-Dateien nennen.
(3) At the latest 14 days after signature under this Agreement, the Employee is obliged to delete all software, for which the Company or an Affiliate holds the license and which is stored on a device in his possession — or in possession of a third party, but accessible to him — and to copy to appropriate data carriers of the Company all data electronically stored on disks or other data carriers in his possession or property concerning affairs of the Company or an Affiliate or its customers, suppliers or business partners and thereafter delete the data; he shall not keep or make any copies thereof. The Employee will disclose to the Company passwords for electronically stored data known to him, only, if any.

(4) Sofern der Mitarbeiter seinen Rückgabeverpflichtungen gemäß Absatz (1) und (2) in Singapur nachkommen will, wird er sich rnit der Gesellschaft in Verbindung setzen, die ihm dann die Kontaktdaten und den Zeitpunkt für eine Rückgabe in Singapur mitteilen wird.
(4) If the Employee wishes to comply with his obligations to return according to subsec. (1) and (2) in Singapore, he will contact the Company. The Company will then provide him with contact data and date for such return in Singapore.

§ 6 VERSCHWIEGENHEIT/ WOHLVERHALTEN / STILLSCHWEIGEN	§ 6 CONFIDENTIALITY/ WELL- BEHAVIOUR/MAINTAINACE OF SILENCE

(1) Der Mitarbeiter ist verpflichtet, alle ihm während seiner Täligkeit bekannt gewordenen oder anvertrauten betriebsinternen Angelegenheiten von der Gesellschaft oder Verbundenen Unternehmen, vor allem Geschäfts- und Betriebsgeheimnisse, geschäftliche und technische Informationen, auch über den
(1) Before and after Termination Date the Employee is obligated to keep strictly secret all business affairs, including but not limited to business secrets, information in relation to the business and technical information of the Company or Affiliates. Additionally, any contractual covenants concerning post-

Beendigungstermin hinaus strengstens geheim zu halten. Ergänzend gelten auch über den Beendigungstermin hinaus etwaige vertragliche Bestimmungen zu nachvertraglichen Vertraulichkeits/Geheimhaltungsverpflichtungen und zur Ubertragung von gewerblichen Schutzrechten aus dem Anstellungsvertrag des Mitarbeiters mit der Gesellschaft.
contractual duties of confidentiality and transfer of industrial property rights from the employment contract between the Employee and the Company remain in force.

(2) Der Mitarbeiter verpflichtet sich hiermit, auch nach Beendigung der Anstellung gegenüber Dritten (insbesondere gegenüber Presse- und Medienorganen und im Internet sowie gegenüber Lieferanten und Kunden der Gesellschaft und Verbundener Unternehmen)und/oder gegenüber Mitarbeitern der Gesellschaft keinerlei geschäftsschädliche, nachteilige oder unfreundliche Äußerungen über die Gesellschaft oder Verbundene Unternehmen zu machen, insbesondere auch nicht über deren Management, Investoren, Geschäftsführer, Geschäfte oder Produkte.
(2) The Employee is obligated, after termination of the employment, not to make any detrimental, disadvantageous or unfriendly remark on the Company or Affiliates vis-à-vis third parties (including but not limited the press or media and in the internet and suppliers and customers of the Company and Affiliated Companies), employees of the Company, including but not limited to remarks on management, investors, employees, businesses or products

(3) Die Parteien verpflichten sich,Stillschweigen hinsichtlich des finanziellen Inhalts dieser Vereinbarung gegen-über Dritten zu wahren, es sei denn, sie sind gesetzlich zur Auskunft verpflichtet.	(3) Parties agree to maintain silence vis-à-vis third parties about the financial content of this Agreement, unless they are obliged by law to disclosure.

§ 7 ZEUGNIS / ARBEITSPAPIERE / KOMMUNIKATION	§ 7 REFERENCE / WORKING PAPERS / COMMUNICATION

(1) Der Mitarbeiter erhält ein wohlwollendes qualifiziertes Zeugnis erstellt und übersendet, das dem Wortlaut der Anlage 1 zu dieser Vereinbarung entspricht.	(1) The Employee shall receive a positive reference following the wording of Exhibit 1 to this Agreement.

(2) Zudem erhält der Mitarbeiter die Arbeitspapiere wie Versicherungsnachweise und. Lohnsteuerkarte	(2) Additionally, the Employee shall receive the working papers, insurance certificates and tax card.

(3) Die Parteien werden sowohl fürdie interne als auch externe Kommunikation über das Ausscheiden des Mitarbeiters folgende Sprachregelung benutzen:	(3) For the internal and external communication of the Employee’s leaving, Parties will use the following wording:

“Herr Zankel verlässt uns auf eigenen Wunsch. um sich neuen Aufgaben zuzuwenden. Wir bedauern dies sehr, wei wir mit Herrn Zankel einen hervorragenden Mitarbeiter verlieren. Wir wünschen Herrn Zankel für seinen weiteren beruflichen Werdegang alles Gute,”
“Mr. Zankel is leaving our services by his request to address himself to new tasks. We regret this very much, as we lose an outstanding employee in Mr. Zankel. We wish Mr. Zankel all the best for his future career.”

Die Sprachregelung wird von der Gesellschaft intern und extern unverzuglich nach Unterzeichnung dieser Vereinbarung auf die bei der Gesellschaft in solchen Fällen übliche Weise kommuniziert.	This wording will be communicated by the Company internally and externally without undue delay after signature under this Agreement by the means usually used by the Company in such cases.

§ 8 ABWERBEVERBOT	§ 8 NON-SOLICITATION

Der Mitarbeiter 1st verpflichtet, für den Zeitraum von zwei Jahren nach dem Be-endigungstermin, weder selbst noch durch andere, weder direkt noch indirekt, einen anderen Mitarbeiter der Gesellschaft oder verbundener Unternehmen aktiv abzuwerben, bzw, einen anderen Mitarbeiter der Gesellschaft Oder verbundener Unternehmen aktiv zu veran-lassen, sein Verfragsverhältnis mit der Gesellschaft oder verbundenen Unternehmen zu beenden.
For the duration of two years after Termination Date, the Employee is obliged not to actively solicit an employee of the Company or an Affiliate for employment and/or actively cause an employee to terminate his contractual relationship with the company or an Affiliate, neither by myself not through third parties, neither directly nor indirectly

§ 9 ABGELTUNG	§9 FINAL SETTLEMENT

Mit Unterzeichnung dieser Vereinbarung bestehen nurmehr die in dieser Vereinbarung niedergelegten Ansprüche des Mitarbeiters gegen die Gesellschaft. Mit der Erfüllung aller Verpflichtungen von der Gesellschaft aus dieser Vereinbärung sind alle Ansprüche des Mitarbeiters gegen die Gesellschaft oder mit der Gesellschaft verbundene Unternehmen aus dem Anstellungsverhältnis und seiner Beendigung, gleich aus welchem Rechtsgrund, abgegolten und erledigt.
Upon execution of this Agreement the Employee has only those claims against the Company, which are laid down in this Agreement. Upon fulfilment of the obligations of this Agreement all claims of the Employee as well as any claims of the Employee against affiliated companies from the employment and its termination are finally settled.

§ 10 KLAGERÜCKNAHME	§ 10 DISCONTINUANCE OF ACTION

Der Mitarbeiter verpflichtet sich, die beirn Arbeitsgericht München unter dem Aktenzeichen 25 Ca 19980/05 anhängige Klage unverzüglich nach Untërzeichung	The Employee is obliged to discontinue his action before the labour court of Munich, reference number 25 Ca 19980/05, immediately after signature under this

dieser Vereinbarung zurückzunehmen	Agreement.

§ 11 HINWEIS	§ 11 INFORMATION

(1) Dem Mitarbeiter ist bekannt, dass Auskünfte über mögliche sozial-versicherungsrechtliche Auswirkungen(insbesondere Sperrzeit) sowie steuer-rechtliche Auswirkungen dieser Vereinbarung die Sozialversicherungsträger(insbes. die Bundesagentur für Arbeit)bzw. das Finanzamt erteilen. Er verzichtet insoweit auf weitere Hinweise derGesellschaft.
(1) The Employee knows that information about possible effects of this Agreement on social security payments (including but not limited to a barring period) and tax obligations and privileges are rendered by the social security carriers respectively the tax office. He insofar does not wish further information of the Company.

(2) Der Mitarbeiter wurde frühzeitigauf die Notwendigkeit eigener Aktivitatenbei der Suche nach einer anderen Beschaftigung und auf die Verpflichtung zurunverzüglichen Meldung beim Arbeitsamt hingewiesen.
(2) The Employee had been given reference to his obligation to actively search for another occupation and to his obligation to notify the employment office.

§12 SCHLUSSBESTIMMUNGEN	§12 MISCELLANEOUS

(1) Diese Vereinbarung ist in deutscher und englischer Sprache ausgefertigt. Im Falle eines Widerspruchs zwischen der deutschen und der englischen Fassung, hat die deutsche Fassung Vorrang.	(1) This Agreement has been drafted in both a German and an English version. In case of contradictions between the German and the English version, the German version shall prevail.

(2) Änderungen oder Ergänzungendieser Vereinbarung, einschließlich dieser Klausel, bedüfen zur Rechtswirksamkeit der Schriftform.	(2) Each modification of, and each supplement to this Agreement, especially any modification of this provision, must be in writing to be effective.

(3) Diese Vereinbarung unterliegtdeutschem Recht.	(3) This Agreement is subject to German law.

(4) Sollte eine Bestimmung dieser Vereinbarung ganz oder teilweise rechtsunwirksam sein oder werden, so wird die Gültigkeit der übrigen Bestimmungen dieser Vereinbarung hiervon im Zweifel nicht berührt. Anstelle der unwirksamen Bestimmung oder zur Aüsfüllung eventueller Lücken dieser Vereinbarung gilt eine angemessene Regelung als vereinbart, die dem am nächsten kommt, was die Parteien nach ihrer wirtschaftlichen
(4) Should any provision of this Agreement be or become invalid, in case of doubt, this shall not affect the validity of the remaining provisions of this Agreement. In the place of the invalid provision or to fill any gaps of this Agreement, a suitable provision is held as agreed to apply .which comes closest to what the Parties intended in accordance with their economic goals, or such provision which comes closes to what the Parties would

Zwecksetzung gewollt haben bzw. die Bestimmung, die dem entspricht, was nach Sinn und Zweck dieser Vereinba-rung vereinbart worden wäre, hätte man die Angelegenheit von vornherein be-dacht. Gleiches gilt für Lücken in dieser Vereinbarung.
have agreed according to the meaning and purpose of this Agreement if the matter had been considered from the outset. The same applies for gaps in this Agreement.

Ismaning, den/this 8.2.2006	Berlin, den/this 27.01.2006

SCM Microsystems GmbH,	Ingo Zankel
vertreten durch:	vertreten durch:

/s/ Robert Schneider	/s/ Richtsanwalt Thomas Wahlig

Robert Schneider	Richtsanwalt Thomas Wahlig
Geschäftsführer	(Originalvollmacht anliegend)

Ingo Zankel
987 Bukit Timah Road # 08-14, Singapur 589628
V O L L M A C H T
Hiermit bevollmächtigeich Herrn Rechtsanwalt Thomas Wahlig, for mich einen Authebungs vertrag zur Beendigung meines Arbeitsverhältnisses mit der SCM Microsystems GmbH auszuverhandeln und in Vertretung für mich zu unterzeichnen.

Singapur, 24 Januar 2006	/s/ Ingo Zankel
(Ort, Datum)	(Unterschrift)